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                                                                    Exhibit 10.2

                                [NAC LETTERHEAD]











                                         April 25, 2001
Mr. Sean P. Maroney
12200 Country Oak Tr.
Munson, Ohio  44024

                           RE:  SEPARATION FROM NAC
                                -------------------

Dear Mr. Maroney:


         This letter confirms our agreement with respect to your separation from National Auto Credit, Inc. and its subsidiaries and affiliates (collectively, except where the context requires otherwise, "NAC" or the "Company") and the terms and conditions thereof.

1. At the close of business on the "Separation Date" (as defined below), you will have no further job responsibilities with the Company. The Separation Date shall be your last day of employment (i.e., the last day on which you are expected to report to work and carry out assigned tasks). Effective at the close of business on the Separation Date, you resign as an employee, officer and director of NAC and each of NAC's subsidiaries and affiliates. You agree that NAC has no obligation, contractual or otherwise, to rehire, reemploy or recall you in the future.

2. The Separation Date shall be the earlier of (A) June 30, 2001 or (B) the date specified by you on fourteen (14) days' prior written notice, which date shall not be earlier than May 2, 2001. The parties, by mutual agreement, may extend the Separation Date beyond June 30, 2001, in which event the term "Separation Date" shall mean the date agreed as the end of such extension period.

3. You acknowledge that this Agreement shall supersede any and all contracts of employment or other agreements or arrangements with respect to employment you have or had with the Company, and such other contracts, agreements and arrangements shall hereafter be of no further force or effect.


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4.            A. Through and including the Separation Date, you shall continue to receive not less than your regular salary at the rate now in effect (i.e., $105,000 per annum), subject to normal payroll deductions (your "Net Salary"), along with all benefits to which you are currently entitled and your business expense reimbursement in accordance with the Company's current policies.

              B. In consideration for your performance of the covenants set forth in this Agreement, your execution of the general release (in the form annexed hereto as EXHIBIT A, the "Original Release") and your execution on the Separation Date of an additional general release (also in the form annexed hereto as EXHIBIT A, except dated the Separation Date), which additional general release, when effective, shall supplement but not supersede the Original Release (the "Bringdown Release"; as used herein, the term "General Release" shall mean the Original Release until the Bringdown Release has become effective and thereafter shall mean both the Original Release and the Bringdown Release), you shall be entitled to the following:

              (i) Continuation of the payment of your Net Salary for six (6) months following the Separation Date (the "Payment Period"), such amounts to be paid on such dates as salary payments would otherwise have been made if your employment with the Company had not terminated.

              (ii) The Chief Executive Officer of NAC has determined that NAC has substantially succeeded in winding up its operations in the Cleveland, Ohio area on or before March 1, 2001 and, therefore, you have earned a cash bonus, payable 5 business days from the date hereof, in the amount of $27,000, less any applicable withholding.

              (iii) You shall have the option to purchase the 1998 Pontiac Grand
                    Prix automobile you currently have access to as part of your employment with the Company for $500.00; provided that you furnish written notice to the Company of your exercise of such option on or before the Separation Date and make payment for such automobile within fifteen (15) days thereafter.

              (iv) The Company agrees that you shall continue to be entitled to the same indemnification to which you were entitled in your role as an employee, officer and/or director of the Company, to the extent permitted by Delaware law, the Company's Certificate of Incorporation and the Company's By-laws and shall include coverage pursuant to NAC's then-current directors and officers insurance policy (if any).


              C. The Company shall continue your enrollment in the following insurance plans (to the extent you are covered thereby on the Separation
     Date) through the end of the Payment Period, provided that such plans permit continued enrollment: Dental; Medical; Vision Care;



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     Life, Accidental Death and Dismemberment; Supplemental Life Insurance for
     Officers; Long-term Disability; and Short-term Disability. If any plan does not permit continued enrollment, then, to the extent permitted by COBRA, you shall elect to continue your coverage for such plan(s) and the Company shall reimburse you for your out-of-pocket costs in connection with such continued coverage through the end of the Payment Period. You shall also be entitled to continue your participation in the Company's 401(k) Savings Plan through the end of the Payment Period, although the obligation of the Company to make contributions thereto on your behalf shall cease on the Separation Date. The Company will take steps to cause the employee to be fully vested in the Company's 401(k) Savings Plan as of the Separation Date; provided, however, that the 401(k) plan permits such vesting and provided, further, that neither the taking of such steps nor such vesting would require any out-of-pocket costs to be borne by the Company. All other programs and benefit coverages available to you as an employee or officer of NAC shall cease in accordance with the terms of the program or benefit coverage as of the Separation Date; provided, however, that nothing herein or in the General Release shall limit or terminate your rights, if any, (a) to indemnification as a former employee or officer of NAC pursuant to applicable law and NAC's by-law and charter provisions pertaining thereto,
     (b) for coverage pursuant to NAC's then-current directors and officers insurance policy, (c) to health care coverage and any other benefits required to be provided under COBRA, (d) with respect to any rights in any pension or other retirement program to the extent that such rights have vested on or prior to the Separation Date; or (e) with respect to your rights in the Company's 401(k) Savings Plan, to the extent that such rights have vested on or prior to the Separation Date, or with respect to such additional rights as may be created as a result of your continued participation in such plan through the end of the Payment Period as provided above.

              D. Subject to the provisions of Section 9 hereof, you agree to provide reasonable cooperation with NAC, its counsel and its insurance carriers in the defense or prosecution of any claims brought by or against NAC.


5. You acknowledge that you have no entitlement to receive the payments set forth in subsection 4B hereof, other than in consideration for your execution of the Original Release, the Bringdown Release and your performance of the provisions of this Agreement. You confirm that no other monies or other compensation are due to you other than as are provided for in section 4 of this Agreement.


6. In the event that any prospective employer or any other individual contacts the Company for a reference regarding you, the Company shall confirm that you were employed by the Company in the position(s) of "Director of Financial Reporting" and the length of your employment. In the event that any prospective employer or any other individual requests information from the Company regarding the circumstances surrounding your leaving the employ of the Company, the Company will furnish a copy of the reference letter in the form annexed hereto as Exhibit C or shall orally communicate the information contained therein.


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     The Company shall not, and shall instruct its officers, directors, management and employees not to, make or publish any comment that is defamatory, disparaging or otherwise critical of you or that would otherwise tend to have an adverse effect upon your professional reputation.

7. You acknowledge that you have acquired Confidential Information (as defined below) while working for NAC and Business Records (as defined below) of NAC. It is understood by you and the Company that the General Release, Company Release and non-disclosure provisions of this Agreement are essential consideration for this Agreement and an award of damages may be made for a violation thereof. Any such award shall not affect the enforceability of the General Release or Company Release.

          A. As used herein, "CONFIDENTIAL INFORMATION" means any proprietary, confidential and/or other non-public information of, relating to or regarding the business or interests of the including, without limitation, information pertaining to the Company's business, business plans, completed or pending transactions, board meetings, personnel or development plans and activities, trade secrets, databases, company policies, procedures and techniques, correspondence, agreements, confidentiality agreements, offering packages, business descriptions and profiles, financial information, product literature and technical projects of, regarding or relating to the Company, and any research datum or result, report, analysis, study, invention, customer and/or prospect list, process or other work product developed by or for the Company, including, without limitation, that developed by you, whether on the premises of the Company or elsewhere. Notwithstanding the foregoing, the provisions of this Agreement shall not apply to any Confidential Information to the extent, but only to the extent, that the same is, or has become, publicly known under circumstances involving no breach of this Agreement or has been disclosed pursuant to order or requirement of a court, administrative agency or other governmental body of competent authority, PROVIDED that the Company has been given appropriate and reasonable notice of such proceeding and a reasonable opportunity to contest such disclosure.

          B. All business, financial, product and technical records, information and literature relating to the business of the Company (all such business, financial, product and technical records, information and literature being hereinafter referred to collectively as "BUSINESS RECORDS"), including, without limitation, Confidential Information, agreements, confidentiality agreements, papers, databases, contact records, documents and correspondence and studies containing information relating to the Company, and any copies of any of the foregoing, in all cases irrespective of the manner in which such information was obtained or is kept or stored, made or kept by you or under your possession, custody or control or in the possession, custody or control of any agent and representative of yours shall be and remain the sole and exclusive property of the Company and shall be surrendered to the Company on or before the Separation Date.


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          C.    You agree not to use or disclose to any person or entity (other than your attorney, who shall keep such information confidential) any such Confidential Information, whether for your benefit or for the benefit of another, and you will hold and treat such information as confidential unless you have specific written authorization from NAC to use or disclose it.

          D. By the Separation Date, you agree to return to NAC any and all Business Records and other property of NAC in your possession, or otherwise under your control, including, without limitation, all documents, data files, computer disks, other materials and all copies thereof. You shall not, and shall cause your agents, representatives and affiliates not to, retain, publish or disclose, or otherwise use, without the prior written consent of the CEO of the Company, any Business Records of the Company. Further, except in the ordinary course of your current activities, you shall not, and shall not allow or permit any representative or agent of yours to, delete any scheduling or other information with respect to any pending activities, or otherwise delete, move, remove or otherwise distort or alter any Business Records (regardless of the form or medium in which the same may be maintained).

          E. The foregoing provisions regarding Business Records shall not apply to any Business Records that have been filed with the SEC or are otherwise part of the public domain, to copies of the Company's indemnification provisions or to the Company's then-current directors and officers insurance policy. The Company agrees that it shall provide you with copies of such insurance policy during each of the next three (3) renewal periods.

          F. Except as otherwise provided in this Agreement, you agree that you will not, directly or indirectly, for yourself or on behalf of any other person, firm, association or agency, make or publish any comment that is defamatory, disparaging or otherwise critical of the Company, its products, transactions, businesses, officers, directors, attorneys, agents, management, employees or operations.

          G. It shall not be a violation of this Agreement if you are required to disclose any Confidential Information or Business Records during testimony you give under oath PROVIDED that the Company has been given appropriate and reasonable notice of such proceeding and a reasonable opportunity to contest such disclosure.



8. You acknowledge that a breach by you of any portion of section 7 of this Agreement or the General Release could cause the Company irreparable injury and damage. Because it would not be possible to determine the true and complete extent of the injury or damage to the Company in the event of such a breach, you agree that any breach of the terms of this Agreement will subject you to liability to NAC for immediate injunctive relief and all damages awarded by the Court; it being agreed that each party shall bear its own attorney's


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     fees and costs in bringing or defending the action. You further agree that in the event of a material breach of the terms of this Agreement as determined by a court of competent jurisdiction,, in whole or in part, any amounts paid to you pursuant to section 4 shall become immediately due and payable to NAC, no further payments under section 4, if any, shall be due to you and NAC will have and may pursue its legal remedies for repayment, including, but not limited to, the remedy of recession for breach of contract, fraud and misrepresentation.

9.   Subsequent to the Separation Date:

              A. If the Company requests you to participate in or expend time or efforts in connection with any Company-related matter, the Company shall compensate you at the rate of $50.00 per hour for the actual number of hours you spend on such matters. The Company agrees that you may refuse a request to participate in or expend time or efforts in connection with any Company-related matter, provided, however, that you agree that:

                 (i) during the 30 days immediately following the Separation Date, you shall provide to the Company up to two (2) hours of telephonic consultation per week; and

                 (ii) during the 31st through 60th days immediately following the Separation Date, you shall provide to the Company up to one and one-half (1.5) hours of telephonic consultation per week.

              B. If a third party requests, by subpoena or otherwise, you to participate in or expend time or efforts in connection with any Company-related matter, you shall promptly contact the Company's Chief Executive Officer and cooperate fully with the Company and its counsel or other advisors, in which event you shall be entitled to the same hourly rate as set forth in the previous subsection.

10.


              A. You affirm that you have not caused or permitted to be filed on your behalf, nor will you cause or permit to be filed or asserted on your behalf, any charge, complaint, grievance, or proceeding before any federal, state or local administrative agency or court, or any other forum, against the Company, its officers, directors and employees. In the event that any charge, complaint, grievance, arbitration, action or other proceeding was or is filed by you, or on your behalf (other than to receive the consideration promised to you in section 4 of this Agreement and other than a claim under the Age Discrimination in Employment Act of 1967, as amended), you agree that you will not obtain or accept any recovery or relief therefrom or provide any testimony unless required to do so by subpoena. In the event that such claim falls under ADEA, NAC will have a set off against any judgment in your favor equal to the full amount of the consideration promised to you in section 4 of this Agreement. You further agree to perform and authorize the Company to perform all acts necessary to obtain the immediate withdrawal and/or dismissal with prejudice, at your


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                 own cost and expense, of each such claim and to pay the legal fees and costs incurred by the Company for actions taken to defend against and to seek to obtain the dismissal of any action or claim that is filed or asserted. You further acknowledge that the filing of any action, other than one to enforce any provision of this Agreement, would be a breach of this Agreement and would make you liable for the repayment to the Company of any and all of the payments set forth in section 4 hereof that were paid to you.

              B. The Company affirms that it has not caused, nor permitted to be filed on its behalf, any charge, complaint, grievance, or proceeding before any federal, state or local administrative agency or court, or any other forum, against you.

11. This Agreement shall be binding on you and the Company, our respective heirs, executors, administrators, successors and assigns, and shall be construed under the laws of the State of Ohio to preserve its enforceability and to effect the general release, settlement and waiver of all claims of each and every kind except those specifically preserved hereunder. A court may modify or delete any otherwise unenforceable clause.

12. You and the Company agree to be legally bound by this Agreement, and hereby agree that this Agreement can be modified only by a written memorandum signed by both you and the Company, which recites the specific intent to modify this Agreement. This Agreement is subject to approval by the Company's Board of Directors.

13. The terms of this Agreement and the General Release attached hereto are the product of mutual negotiation and compromise between you and the Company. The meaning, effect and terms of this Agreement and the General Release have been fully explained to you, and you understand that this Agreement and the General Release settles, bars, and waives any and all claims that you have or could possibly have against the Company, unless prohibited from releasing such claim by law or unless expressly reserved hereunder. You acknowledge that you have been given a period of at least twenty-one (21) days to consider this Agreement and the General Release and their content and its ramifications and that to the extent that you execute this Agreement and the General Release prior to the end of such twenty-one (21) day period you knowingly and voluntarily waive such review period.

     You understand that you may revoke your execution of this Agreement and the General Release within the seven (7) business day period following the day you execute this Agreement and the General Release. You understand that this Agreement and the General Release shall not become effective or enforceable until the revocation period has expired and no further payments need be made during that time. Any revocation within this period must be submitted, in writing, to the Company and state, "I hereby revoke my acceptance of our Agreement and the General Release". Said revocation must be personally delivered to the Company, in care of James J. McNamara, Chief Executive Officer, or his designee, or mailed to the Company, in care of James J. McNamara, Chief Executive Officer, and postmarked within seven (7) business days of the execution of this Agreement and the General Release. If


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     written notice of revocation is not received by NAC within the seven (7)
     day period, this Agreement and the General Release shall be fully effective and enforceable and the Company shall thereupon deliver to you a fully executed Company Release in the form annexed hereto as Exhibit B.

14. You acknowledge that you have been advised by the Company to consult with an attorney prior to executing this Agreement and the General Release. You understand that you will have ample time to consult further with your counsel during the revocation period described in section 13 of this Agreement. The Company agrees that you shall be reimbursed for your actual costs in connection with obtaining such legal advice, in an amount not to exceed $2,500.

15. You acknowledge that you have carefully read and fully understand the terms of this Agreement and the General Release and that your acceptance of this Agreement in accordance with the terms hereof releases the Company from any and all claims arising out of your employment relationship with the Company, or the termination thereof. You acknowledge that you have signed this Agreement and the General Release of your own free will, in exchange for the benefits to be provided to you as set forth in section 4 hereof.

16. No representative of the Company has made any representations or promises to you concerning the terms and effects of this Agreement and the General Release other than those contained in this Agreement and the General Release, and in executing this Agreement and the General Release, you do not rely, and have not relied, upon any representations or statements not set forth herein with regard to the subject matter, basis or effect of this Agreement and the General Release or otherwise.

17. This Agreement and the General Release constitute your and the Company's entire agreement with respect to its subject matter and may not be modified or amended except as set forth in section 12 hereof. This Agreement and the General Release supersede all prior agreements and understandings concerning its subject matter, including but not limited to, your employment and other relationships with the Company. This Agreement and the General Release shall be interpreted, construed, and enforced in accordance with the laws of the State of Ohio. You and the Company consent to personal jurisdiction and venue in the federal and state courts situated in Cleveland, Ohio, with respect to any dispute arising between you and the Company arising and you and the Company waive trial by jury for any such action.


                            [SIGNATURE PAGE FOLLOWS]



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                  Your signature on the copy of this Agreement in the space
provided below, as well as your execution of the General Release in the form annexed hereto as Exhibit A, shall constitute your acceptance of the terms and conditions hereof.

                                    Very truly yours,

                                    NATIONAL AUTO CREDIT, INC.




                                    By  /s/ James J. Mcnamara
                                      -----------------------
                                        James J. McNamara, CEO


AGREED AND ACCEPTED:
this 25th day of  April, 2001.



  /s/ Sean P. Maroney
--------------------------
Sean P. Maroney




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                                    EXHIBIT A

                                 GENERAL RELEASE


              TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN,

KNOW THAT

         Sean P. Maroney, as RELEASOR, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration set forth in the Agreement between RELEASOR and National Auto Credit, Inc. ("NAC") dated April 25, 2001, releases and discharges NAC and NAC's affiliates, officers, directors, employees, agents, subsidiaries, successors, employees, attorneys and assigns (collectively, "RELEASEE") from all actions, causes of action, contracts, agreements, claims for bonuses, payments, wages, benefits or other forms of compensation, charges, complaints and demands whatsoever, in law or equity, which against RELEASEE RELEASOR, his dependents, heirs, creditors, executors, administrators, successors, assigns or counsel may have, whether now known or unknown, from the beginning of the world to the day of the date of this RELEASE, including, but not limited to, all claims relating to RELEASOR'S employment/consulting services or relationship with NAC and his service as an officer and director of NAC and the cessation thereof. Without limitation to the foregoing, RELEASOR hereby waives, releases and discharges any actions sounding in or related to tort (including defamation, infliction of emotional distress or other tort), contract (whether oral or written, expressed or implied from any source), tort, promissory estoppel, or arising under the Worker Adjustment and Retraining Notification Act of 1988, 23 U.S.C. Section 2101 et seq., or discrimination of any kind, including but not limited to all claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; the Civil Rights Act of 1871, 42 U.S.C. Section 1981; the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq.; Ohio Revised Code Section 4112; Ohio Revised Code
Section 4101.17; the Americans With Disabilities Act, 42 U.S.C. Section 12101, et seq.; the Rehabilitation Act, 29 U.S.C. Section 701 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. Section 621 et seq; the National
Labor Relations Act, the Fair Labor Standards Act under; the Employee Retirement Income Security Act of 1974; the Vocational Rehabilitation Act; and any other federal, state or local discrimination, bias, human or civil rights, wage-hour, pension or labor laws, rules and/or regulations or public policies or any other claim, whether known or unknown, of any kind whatsoever.

Nothing in this General Release shall release or discharge the provisions of the Letter Agreement between Sean P. Maroney and NAC dated April 25, 2001.

This General Release shall be interpreted, construed, and enforced in accordance with the laws of the State of Ohio.



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The words "RELEASOR" and "RELEASEE" include all releasors and all releasees under this RELEASE.


 This RELEASE may not be modified or changed except in a written instrument executed by NAC and by Sean P. Maroney.

         IN WITNESS WHEREOF, the RELEASOR has hereunto set RELEASOR'S hand and seal on the  25th  day of April, 2001.



                   /S/ Sean P. Maroney
         -------------------------------------
                   Sean P. Maroney


STATE OF OHIO         )
COUNTY OF CUYAHOGA    ) SS.:


         On the 25th day of April, 2001, before me personally came Sean P. Maroney, to me known, and known to me to be the individual described in, and who executed the foregoing RELEASE, and duly acknowledged to me that he executed the same.



                                          /s/ Michael Morris
                                       -------------------------
                                              Notary Public






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                                    EXHIBIT B

                                 COMPANY RELEASE


              TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN,

KNOW THAT

         National Auto Credit, Inc., together with its officers, directors, affiliates, successors and assigns, ("NAC") as RELEASOR, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration set forth in the Agreement between RELEASOR and Sean P. Maroney dated April 25, 2001, releases and discharges Sean P. Maroney ("RELEASEE") from all disputes, actions, causes of action, contracts, agreements, claims, complaints and demands, in law or equity, arising solely from or relating solely to (a) expense reimbursement forms submitted to RELEASOR by RELEASEE, (b) malfeasance, (c) misfeasance or (d) nonfeasance which against RELEASEE RELEASOR, may have, whether now known or unknown, from the beginning of RELEASEE's employment by NAC to the day of the date of this RELEASE.

Nothing in this RELEASE shall release or discharge the provisions of the Letter Agreement between Sean P. Maroney and NAC dated April 25, 2001.

This RELEASE shall be interpreted, construed, and enforced in accordance with the laws of the State of Ohio.



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The words "RELEASOR" and "RELEASEE" include all releasors and all releasees under this RELEASE.

This RELEASE may not be modified or changed except in a written instrument executed by NAC and by Sean P. Maroney.


IN WITNESS WHEREOF, the RELEASOR has hereunto set RELEASOR'S hand and seal on the _______day of April, 2001.

National Auto Credit, Inc.

By:                                 _______________



STATE OF         )
COUNTY OF        ) ss.:


         On this      day of April    , 2001, before me, the undersigned,
personally appeared ________________________, personally known to me, who by me duly sworn, did depose and say that deponent resides at___________________________________________________, that deponent is the of
National Auto Credit, Inc., the corporation described in, and which executed the foregoing instrument, that it was executed by order of the Board of Directors of the corporation, and that deponent signed deponent's name by like order.


                                               ----------------------------
                                                       NOTARY PUBLIC






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                                    EXHIBIT C

                                REFERENCE LETTER



                           NATIONAL AUTO CREDIT, INC.






To Whom It May Concern:

         This is to inform you that Sean Maroney worked at National Auto Credit, Inc. from May, 1995 to June, 2001, most recently as Director, Financial Reporting (the Company's principal accounting officer). Mr. Maroney had a wide variety of duties and responsibilities commensurate with such a position, all of which he performed in an exemplary fashion. Sean was a loyal and hard-working employee who contributed to the success of NAC. His separation from the Company was due solely to the fact that NAC terminated operations in Cleveland, Ohio. I strongly recommend Sean Maroney for a position with your Company.


                                                 Chairman of the Board